As filed with the Securities and Exchange Commission on November 12, 2008

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERAMARK TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction	16-1192368 (I.R.S. Employer Identification No.)
of incorporation or organization)
3750 Monroe Avenue
Pittsford, New York 14534
(585) 381-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2008 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

RONALD C. LUNDY
Vice President of Finance and CFO
Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534
Telephone (585) 381-6000
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	Registered (1)	share (2)	price (2)	Registration Fee (2)
Common Stock, $.10 par value	2,000,000 Shares	$0.28	$560,000	$22.01

(1)	The Registration Statement also covers an indeterminate number of additional shares that may be offered and issued pursuant to the antidilution provisions of the Plan.

(2)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price per share is based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system on November 10, 2008, and reported by NASDAQ through the OTCBB.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are hereby incorporated by reference in this Registration Statement:
     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and
     (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing with the Commission of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents.
Item 4. Description of Securities.
     The Certificate of Incorporation authorizes the registrant to issue up to 40,000,000 shares of its Common Stock, $.10 par value (“Common Stock”) of which, as of the date of this Registration Statement, [9,702,988] shares of Common Stock are issued and outstanding; [80,225] shares of Common Stock are held in the registrant’s Treasury; 4,500,000 shares of Common Stock are reserved for issuance under the 1998 Long-Term Incentive Plan (stock option plan); and 2,000,000 shares of Common Stock are reserved for issuance under the 2008 Employee Stock Purchase Plan (the “Plan”). The aggregate number of shares of Common Stock which may be distributed under the Plan shall not exceed 2,000,000, subject to proportional adjustment in the event of changes in capitalization of the registrant. The Plan does not restrict the registrant from issuing shares of Common Stock under the Plan either from authorized but unissued Common Stock, or from Common Stock reacquired by the registrant and held in the registrant’s Treasury.

             Shares of Common Stock are entitled (a) to dividends when and as declared by the Board of Directors, subject to any rights of preferred stock of the registrant that may be hereafter issued; (b) to one vote per share on each matter properly submitted to shareholders for their vote; and (c) to participate ratably in the net assets of the registrant in the event of liquidation, subject to any prior rights of preferred stock of the registrant that may hereafter be issued. Outstanding shares of Common Stock are fully paid and are not subject to further calls or assessments. Holders of Common Stock do not have preemptive rights.
             The Common Stock is traded on the Over The Counter Bulletin Board (OTCBB) (symbol VERA).
Item 5. Interests of Named Experts and Counsel.
             Not applicable.
Item 6. Indemnification of Directors and Officers.
             The Delaware General Corporation Law (“GCL”) provides that director sand officers of a Delaware corporation may be indemnified under certain circumstances against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in disposing of actions to which they are a party or are threatened to be made a party by reason of acting as directors or officers if such persons acted in good faith in a manner which they reasonably believed to be in the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful.
             The By-laws of Veramark provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by law. Veramark’s restated certificate of incorporation provides that no director shall be personally liable to Veramark or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the GCL, for liability (1) for any breach of a director’s duty of loyalty to Veramark or its stockholders, (2) for acts or omissions not in good faith, (3) for intentional misconduct of a knowing violation of law, (4) for paying a dividend or approving a stock repurchase in violation of Section 174 of the GCL, or (5) for any transaction from which the director derived an improper personal benefit.
             Veramark has purchased insurance under a policy that insures both Veramark and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above. The GCL expressly permits Delaware corporations to purchase such insurance.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits

Exhibit Number	Description	Page

4.1	Veramark Technologies, Inc. 2008 Employee Stock Purchase Plan (incorporated by reference to Exhibit F to Veramark Technologies, Inc. Proxy Statement dated April 16, 2008, filed with the Securities and Exchange Commission on April 29, 2008, Commission File No. 0-13898).

4.2	Form of Enrollment Agreement.

4.3	Withdrawal form.

5	Opinion of Hiscock & Barclay, LLP regarding legality of Common stock being registered.

23.1	Consent of Rotenberg & Co., LLP

23.2	Consent of Hiscock & Barclay, LLP (included in their Opinion filed as Exhibit 5).
Item 9. Undertakings
     1. The undersigned registrant hereby undertakes:
          (a) To file, during any period in which the registrant offers or sells securities, a post-effective amendment to this Registration Statement, to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement.
          (b) That, for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.
          (c) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.
     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, State of New York, on the 11th day of November, 2008.

VERAMARK TECHNOLOGIES, INC. (Registrant)
By:	/s/ Anthony C. Mazzullo
Anthony C. Mazzullo,
President and CEO and Director (Principal Executive Officer)

By:	/s/ Ronald C. Lundy
Ronald C. Lundy,
Vice President of Finance and CFO (Principal Financial and Accounting Officer)

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Anthony C. Mazzullo his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Charles A. Constantino	/s/ Seth J. Collins

Charles A. Constantino, Director	Seth J. Collins, Director
Date: November 11, 2008	Date: November 11, 2008

/s/ John E. Gould	/s/ Andrew W. Moylan

John E. Gould, Director	Andrew W. Moylan, Director
Date: November 11, 2008	Date: November 11, 2008